Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

K-V Pharmaceutical Company:

We consent to the use of our report dated March 25, 2010, except as to note 23, which is as of June 10, 2011 and note 26, which is as of July 8, 2011, with respect to the consolidated statements of operations, comprehensive loss, shareholders’ equity (deficit) and cash flows of K-V Pharmaceutical Company and subsidiaries for the year ended March 31, 2009, and the related financial statement schedule for the year then ended, which report appears in the Current Report on Form 8-K dated July 8, 2011 and is incorporated by reference herein.

Our report dated March 25, 2010, except as to note 23, which is as of June 10, 2011 and note 26, which is as of July 8, 2011, on the consolidated financial statements contains an explanatory paragraph that states the Company has suspended the shipment of all products manufactured by the Company and must comply with a consent decree with the FDA before approved products can be reintroduced to the market. Significant negative impacts on operating results and cash flows from these actions including the potential inability of the Company to raise capital; suspension of manufacturing; significant uncertainties related to litigation and governmental inquiries; and debt covenant violations raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

St. Louis, Missouri

December 19, 2011